UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            May 28, 2017

YASHENG GROUP

(Exact name of registrant as specified in its charter)

California	000-31899	33-0788293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Address: 21 YanXing Rd. Yasheng Mansion 10-15, Changguan District, Lanzhou, P. R. C.	730000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

 Tel :  0391-8857181,  6503004494

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Yasheng Group in May 27th -29th 2017 interim meetings and special meetings of the Board, On May 28, 2017, our Board of Directors elected four new Officers effective June 28, 2017.  These Officers join the Company's Board in addition to the currently sitting members.  The new Officers and director are:

The convening of the Conference in accordance with the Bylaw of the Charter of the company, it is a legitimate and effective resolution. Meeting was chaired by the Chairman of the Corporate Governance Committee, motion is the directors attending the meeting agreed that the form the following resolution:

On elections was considered and adopted by Mr. Li Yong as Yasheng Group Chairman,

On the appointment of Mr. Robert Cardinal as Yasheng Group Senior Financial Officer,

On the appointment of Mr. Chen Eric Christopher as Yasheng Group Senior Vice President,

On the appointment of Mr. Liu Darong as Yasheng Group Chief Operating Officer.

1)            Mr. Li Yong, born in 1965.  Dr. Li holds a Ph.D. with a research focus in Operations Research and M.S. in Applied Mathematics for more than 20 years, once at the end of 90s to participate in Global Risk Management Association (GARP), head of the FRM. Mr. Li has a Bachelor of Science in computer science Sichuan University and Pennsylvania State University doctoral degree in mathematics and computer master and computer.

Dr. Yong Li is a partner at IW Capital LLC, The founder of the Value of Omaha Investment Center. In the global promotion with Warren Buffett as the representative of the idea of value investment, and promote Sino US investment and business cooperation. A private investment partnership focusing on China related private equity investments. Dr. Yong Li is also Managing Director in charge of risk management at a top ranked fixed income hedge fund located in downtown New York. He is author of《Farewell, Lehman Brothers》.

Prior to joining the Midway Group, Dr. Li was a senior risk manager at the Lehman Brothers Inc. and ran a risk management group for five years with key responsibilities for the global credit businesses. Before that, he was a risk manager for three years at the Credit Lyonnais Americas covering market risk for the fixed income and equities businesses. Dr. Li spent two years as a quantitative analysis at Sanwa Financial Products, and New York Bank responsible for the development of financial derivatives, building interest rate and currency derivative pricing models and structuring tools.

2)            Mr. Robert Cardinal, born in 1952. He is President of Global Assets Management (Hong Kong) Limited, The vast international experience of Mr. Cardinal will be an asset for the Company. He was a member of the Advisory Committee of the World Recreation Association which is a member of UNICEF. Mr. Cardinal was recently named Secretary General of the African Diplomatic Academy for North America and South America, and working out of Toronto, Hong Kong and Beijing. Mr. Cardinal has worked for the Quebec Government and was responsible for the International Trading Committee with contacts globally. His invaluable experience and contacts will be a tremendous asset for the Company in developing the Asia, Africa and South America markets.

3)            Mr. Chen Eric Christopher, born in 1959.  He is CEO of Global Assets Management (Hong Kong) Limited, Eric Chen trained in China with the top professional wushu teams since 1982. He competed as an athlete, then became the most successful US coach in the international competitions. Eric was one of the pioneers that helped formed the International Wushu Federation, translated the bylaws, text, exams, composing international competition compulsory routines, judged in world championships produced the top athletes in the US and hosted the world champion Beijing wushu team in the US from 1995-2002.

From the athletic arena, Eric became a choreographer, stunt coordinator, actor, stuntman and action director in many high profile films such as "Kung Fu Panda", "Pirates of Caribbean II & III", "Shanghai Noon", "The One", "Empire of the Sun", "Transporter I & II", "Beverly Hills Ninja", "Wind Talker", "Mortal Kombat", "Rush Hour", "The Legend of Bruce Lee", "Bullet Proof Monk", "Aztec Warrior", etc., and moving into producing Hollywood- China coproduction films such as "Genghis Khan", "Ice Breaker", "Journey To The West", etc ©

Inc. 2010. All rights reserved. Protected by the copyright laws

4)        Mr. Liu Darong, born in 1966.  From 2010 to 2017 served as Chairman of the corporate governance Committee of Yasheng Group. From 1995 to 2017 Mr. Liu has served as Chairman and legal representative with Akesai County Granite Stone Material Factory in China. During this period, Mr. Liu took a leading role in stone material program with many large projects, including Mo Gao Grotto at Dunhuang. From 1988 to 1994, Mr. Liu was Vice Major with Gansu Qingshui County. Mr. Liu has over twenty-year experience in project and administrative management;

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sign Board of Directors attending the meeting of Yasheng Group

YaSheng Group

July 20, 2017	By:	/s/ Corporate Governance Committee of Yasheng Group Corporate Governance and Audit Committee of Yasheng Group, Corporate Nominating and Remuneration Committee of Yasheng Group

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